BENCHMARK CREDIT (GENEVA) S. A.

                       REGISTERED PROMISSORY NOTE

February 24, 2000                                            $500,000.00

     FOR VALUE RECEIVED, the undersigned, Global Eco-Logical Services, Inc., a Florida corporation ("Maker"), promises to pay to Benchmark Credit (Geneva) S.A. (together with any person or entity who shall be an assignor or holder hereof being referred to as "Holder"), at such place as Holder may from time to time designate, the aggregate Principal amount of Five Hundred Thousand Dollars (US $500,000.00) (the "Principal"), with interest, as provided below.

     This Note shall bear interest of the rate of two per cent (2%) per month on the outstanding Principal, such sum of interest being Ten Thousand Dollars ($10,000.00) per month. The interest shall be paid quarterly at the rate of Thirty Thousand Dollars ($30,000.00) with the first payment due May 23, 2000 and each quarter thereafter until the principal has been repaid. The Principal amount of $500,000.00 and any unpaid interest shall be due and payable in one balloon payment on February 24, 2001 (the "Maturity Date").

     All Principal and Interest due under this Note may not be prepaid in whole or in part by the Maker at any time. All payments due hereunder are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Payment shall be applied first to interest then due hereunder, and then to Principal.

     In the event of (a) any default in the making of any payment, or (b) any default in the performance of any covenant or agreement contained in this Registered Promissory Note, or (c) any filing of a petition by or against Maker under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Code or such a filing against Maker or any Guarantor which is not dismissed within sixty (60) days thereafter, or
(d) any assignment by Maker for the benefit of creditors, or (e) the transfer by Maker of a substantial portion of its respective assets, except for transfers in the ordinary course of business or for fair consideration, then, or at any time thereafter at the option of Holder, the whole of the Principal, all interest thereon and any other sums due hereunder shall immediately become due and payable upon written notice by Holder to Maker.

     From and after the Maturity Date of this Registered Promissory Note, as the result of a declaration of maturity or otherwise, and including any period subsequent to obtaining a judgment by Holder, until paid in full, the entire Principal balance and all interest and other amounts remaining due and unpaid hereunder shall bear interest at the rate of Thirty Percent (30%) per annum, compounded annually, or the highest applicable non-usurious rate, whichever is the lesser. Failure to exercise such option or any other rights which Holder may in the event of a default be entitled to, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default, whether of the same or different nature.

     Maker waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and consents to any and all renewals and extensions of the time of payment hereof, and agrees, further, that at any time and from time to time without notice, the terms of payment herein may be modified, changed or exchanged by agreement between the Holder and the Maker without in any way affecting the liability of either party to this instrument.

     Maker covenants to pay all interest due under this note without withholding for any reason and to take all steps necessary to ensure that the interest paid is "Portfolio Interest" not subject to withholding as that termed is defined in the Internal Revenue Code.

     Maker covenants to provide to Holder, during the entire term that any moneys are owed under this instrument, life insurance on the Chairman of Maker, to wit, William L. Tuorto, in the amount of $500,000 payable to Holder.

     Maker shall issue to Holder at closing 250,000 warrants to purchase the shares of the stock of Maker. The warrants shall be convertible into common shares at the price of $3.50 per warrant by the Maker at any time not greater than three (3) years from the date of closing.

     Without limiting any of the foregoing, the occurrence of any of the following events shall constitute an event of default hereunder: (a) upon an event of default as defined above; (b) upon any sale, encumbrance, seizure or attachment of, or any judgment against or levy on, any of the assets of the Maker; or (c) if any representation or warranty made by Maker shall prove to have been false or materially misleading when made.

     On an event of default hereunder and at any time thereafter, Holder may declare all obligations hereunder immediately due and payable and shall have the remedies of a Secured Party holding a security interest under the Uniform Commercial Code or other applicable statutes of the State of Florida, and any and all remedies available under the common law or other applicable state and federal laws.

     Maker shall pay Holder on demand all costs and expenses incurred by Holder in the enforcement of the provisions of this Registered Promissory Note, including but not limited to (a) those related to any litigation, dispute or proceeding relating, directly or indirectly, to any of the obligations hereunder, (b) those related to protecting, collecting, preserving, selling, taking possession of or liquidating any of the assets of Maker secured hereby, and (c) reasonable attorneys' fees and legal expenses. All such costs and expenses shall constitute a part of the sums due under this Registered Promissory Note.

     This Registered Promissory Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of Florida without regard being given to its conflicts of law principles. Any action brought under this note, or because of this note may only be brought in the Pinellas County, Florida Circuit Court or the Federal District Court sitting in Tampa, Florida.

     If any term or provision of this Registered Promissory Note or the application thereof shall to any extent be invalid or unenforceable, the remainder of this instrument or the application of such terms to persons or circumstances other than those to which any provision is held invalid or unenforceable shall not be affected thereby.

     Except as expressly provided herein, this Registered Promissory Note represents the entire agreement among the parties hereto with respect to the matters contemplated, and no party or any agent representing a party has made any statement, promise or agreement, oral or otherwise, in addition to or in conflict with such terms. Any representation, statement or writing made during negotiations and not contained herein shall not be binding upon either of the parties and there are no other understandings, rights, terms or conditions, except as set forth herein.

     This Registered Promissory Note may not be modified orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any such modification is sought. The remedies set forth herein in all instances are not exclusive but are cumulative and in addition to all other remedies which may exist.

     This Note is in "registered form" pursuant to  163(f) and  103 of the
U. S. Internal Revenue Code ("IRC"). Specifically, this Note shall be registered on the books and records of Maker in the name of Holder, a "foreign person" under the U.S. Internal Revenue Code, and may not be sold, devised, pledged, or otherwise transferred to a United States person in violation of 871(h) and 881(c) of the IRC.


MAKER:

Global Eco-Logical Services, Inc.

By:  /s/ Richard Tuorto, Sr.
Richard Tuorto, Sr., Chief Executive Officer